Exhibit 10.49

Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and are replaced herein by ***. The omitted material has been filed separately with the Securities and Exchange Commission.

AGREEMENT

As of January 20, 1987

The following documents the agreement (the “Agreement”) which has been reached between Steven Spielberg (“Steven”) and Universal City Florida Partners (a partnership between Cineplex Holdings, Inc. Corporation and Universal City Property Management Company, hereinafter referred to as the “Partnership”) with respect to Steven rendering his services as a creative consultant in connection with the Universal Studios/Florida project (the “Florida Project”). The Florida Project consists of the approximate 440 acre parcel owned by the Partnership. If additional land contiguous to the Florida Project (as it may be extended pursuant to this sentence) is acquired, such additional land shall be deemed part of the Florida Project to the extent the additional land is used: to expand the gated area of the studio tour or the gated area of the motion picture and television themed attraction and/or for parking for the aforementioned studio tour or themed attraction area, or to expand any building located on the 440 acres or for parking specifically for a building located on the 440 acres.

If instead of charging a single front gate admission to the overall themed attraction, the ticket policy is revised so that tickets are sold to the individual shows or rides, the parties will negotiate in good faith as to whether revisions in the references to “gated” throughout this Agreement are necessary.

1. Consulting Services. Steven will render services as a creative consultant to the Partnership in connection with the Florida Project. Steven’s consultation services will entail his suggestions, views, and opinions with respect to the creation and development of visitor attractions. Steven’s services may be rendered via a loan-out arrangement with a corporation controlled by Steven, substantially all of the stock of which is beneficially owned by Steven or his immediate family. Steven shall personally guarantee the obligations of such corporation.

2. Availability. Steven’s services as a consultant will be subject to his availability and the Partnership acknowledges and recognizes that his “producing” and/or directing services may require him to be unavailable (or available on a very restricted basis) for periods of time.

3. Period and Areas Covered. The provisions of this Agreement were effective on January 20, 1987 and subject to the termination rights hereinafter provided will continue on a world-wide basis through the opening of the Florida Project and thereafter as long as the themed attraction at the Florida Project has not been permanently and completely closed to the general public or abandoned (“closed”). Even if the themed attraction at the Florida Project is closed, the provisions of this Agreement will still continue i) on a world-wide basis if and as long as a Comparable Project (as defined in Paragraph 9) exists in the USA and ii) after the Florida Project and all Comparable Projects in the USA are closed, on a territorial basis with respect to any “Territory” in which a Comparable Project exists or is thereafter created or re-established and has not been closed. “Territory” means each of the following: North America (USA and Canada); Central America (including Mexico); South America; Western Europe and the U.K.; Eastern Europe and the USSR; Africa; China and India; Australia; and the rest of the world. This Paragraph is subject to later provisions in this Agreement. Notwithstanding anything else to the contrary set forth above, Steven’s obligation to render consulting services and Steven’s obligations under Paragraphs 5 through 7 hereunder shall be limited to the periods set forth in Paragraphs 13 and 14.

4. Use of Name. The Partnership will have the right to use Steven’s name in a factual manner as a creative consultant in connection with promoting the Florida Project in press releases, brochures, and the narrative text of advertising. For purposes of this Paragraph, the narrative text of advertising shall not include advertising in any of the following media: motion pictures (wherever and however exhibited or exploited) television (however transmitted, and whether free, pay, subscription or otherwise) radio, slide or similar presentations (with or without audio) and all other audio and audio-visual uses whether now known or hereafter developed, posters, displays, transit advertising or billboards unless advertising in any of the otherwise excluded media is available only for limited times to limited non-public groups for the purpose of promoting the Florida Project (such as travel agent conventions and the like), and shall not be disseminated or available under any circumstances to members of the general public. Steven shall have the right to approve those portions of all press releases, brochures and advertising which use his name, provided that such approval shall be given in a general or conceptual manner. Steven agrees that a statement such as “Steven Spielberg is Creative Consultant to the Florida Tour” or a similar statement is acceptable to him. The Partnership cannot use Steven’s name in a fashion such as “Steven Spielberg presents the Florida Tour,” or “Steven Spielberg, Executive Producer of the Florida Tour” or in any other manner except as set forth above. Steven’s name (or reference to the creative consultant) shall not be given undue prominence, such as appearing in a headline, caption or underscored or by the use of bold face or special type. The Partnership shall not be in breach for any inadvertent violation of any of the limitations or prohibitions in this Paragraph if (a) it establishes a procedure to notify all those who generally disseminate such press releases, brochures and advertising and

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requires them to obtain approval of all such materials from a legal department or other source which is aware of the requirements of this paragraph, and (b) it uses its best efforts to promptly stop any unauthorized use after receiving notice from Steven. Notwithstanding any of the above limitations, in no event will the Partnership’s right to use Steven’s name be any less expansive than the manner in which Steven’s name is used in the Subject Field by any other (see Paragraph 7) pursuant to Steven’s authorization.

5. Exclusivity re: Services. Steven’s services will be exclusive to the Partnership in the “Subject Field,” which is defined to mean the field of theme, amusement, tour and/or similar tourist park attractions, subject to the following exceptions:

a. Steven may render consulting services in the Subject Field pursuant to his now existing commitment to Lucas pertaining to RAIDERS OF THE LOST ARK and any other productions based thereon or upon any element from any such production.

b. Steven may render consulting services in the Subject Field pursuant to a now existing contract pertaining to ROGER RABBIT.

c. Steven reserves the right to engage in passive activities outside the Subject Field which may, however, include activities within the Subject Field, provided (without derogating from Paragraph 7) his name will not be used in connection with such activities (except as part of shareholder lists and in similar business informational documents of a non-advertising nature or as may be required by law or regulation).

6. Exclusivity re: Properties. Aside from the now existing commitment to Lucas relating to RAIDERS OF THE LOST ARK as specified in Paragraph 5a and the contract relating to ROGER RABBIT as specified in Paragraph 5b, Steven has not previously entered into specific grants of rights with respect to properties with which he was associated for the use of such rights in the Subject Field, but Steven has entered into numerous agreements in connection with his motion picture and television activities which contain grants of rights in language which is customary in the entertainment industry and Steven cannot represent that such agreements may not be construed to enable third persons to exploit rights in the Subject Field. Steven will act in good faith and cooperate with the Partnership to resist any third person’s efforts to rely on any such construction of such pre-existing contracts, but neither the Partnership nor Steven shall take any action against any such third person if Steven in good faith determines that the Partnership’s construction of such contracts is not likely to prevail; Steven will not be required

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to expend funds in connection with such cooperation and the Partnership will indemnify Steven with respect to all costs and expenses arising out of any claim or action brought by the Partnership to prevent third parties from exploiting such rights in the Subject Field. Steven will not hereafter grant any rights, or consent to the use of any rights, with respect to properties with which he has previously been associated for use in the Subject Field. Steven will endeavor to provide in any agreement which he may hereafter enter into with respect to any future motion picture or television property, that such property may not be utilized in the Subject Field.

7. Exclusivity re: Name. Aside from the existing commitment relating to RAIDERS OF THE LOST ARK as specified in Paragraph 5a and the contract relating to ROGER RABBIT, as specified in Paragraph 5b, Steven has not authorized the use of his name in connection with the Subject Field and will not in the future do so (even in those instances described in Paragraph 6 above in which, after endeavoring not to, he grants rights to use properties in the Subject Field). The preceding sentence is subject, however, to any rights which a third person may now or in the future have by reason of customary billing and credit provisions in the motion picture and television industry, and Steven cannot represent that such agreements may not be construed to enable third persons to use his name in the Subject Field. Steven will act in good faith and cooperate with the Partnership to resist any third person’s efforts to use Steven’s name in the Subject Field; but if such third person is a party to one of the aforementioned agreements, neither the Partnership nor Steven shall take any action against such third person if Steven in good faith determines that the Partnership’s construction of such agreement is not likely to prevail. With respect to the prior sentence, Steven will not be required to expend funds in connection with such cooperation and the Partnership will indemnify Steven with respect to all costs and expenses arising out of any claim or action brought by the Partnership to prevent third persons from exploiting Steven’s name in the Subject Field.

8. Affiliates Exclusivity Exceptions. Paragraphs 5, 6 and 7 will not be deemed violated by reason of any transactions pertaining to the Universal City Studio Tour or any transaction between Steven and the Partnership or any other transaction between Steven and any of the “Affiliates” (which is defined to mean MCA Inc. and any of the partners of the Partnership and any of their affiliates).

9. Comparable Project. Comparable Project means a development which is intended to be a permanent facility and is intended to include, or in which there is, a gated “motion picture and/or television themed attraction” (other than at Universal City or at the Florida Project) which is owned or

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operated in whole or in part by, or operated pursuant to license from, the Partnership or any Affiliate. To be a “motion picture and/or television themed attraction” (as used in the preceding sentence), the themed attraction need not include any, motion picture studio or tour thereof, but the predominant underlying concept of the attraction must be based upon the subject matter or production of motion pictures and/or television programs. A Comparable Project shall consist of all land within the proposed gated area of a proposed motion picture and/or television themed attraction and all contiguous land having the same relationship to such proposed gated area as the designated commercial land within the Florida Project has to the gated attraction portion of the Florida Project which land is purchased or leased in the developmental stage (i.e., prior to the opening of such themed attraction) of such Comparable Project by a developer group which includes the Partnership or any Affiliate and any additional land purchased or leased by such developer group to the extent that such additional land meets the same criteria as specified in the last sentence of the first introductory paragraph of this Agreement.

If the Partnership or any of the Affiliates becomes involved in Comparable Projects in locations other than the Florida Project, such as Japan or Europe, Steven will function with respect to each such Comparable Project in a like manner as with respect to the Florida Project and the terms of this Agreement shall apply to each such Comparable Project.

10. Ideas. Although the Partnership and/or the Affiliates may use the results of Steven’s consulting services hereunder at the Florida Project and at Comparable Projects, except as provided herein no compensation shall be payable for such use whether such matters are first used in Florida, Universal City or at any Comparable Project.

11. Compensation. For Steven’s services as consultant, he will be paid the following compensation:

a. With respect to all revenue received by or on behalf of the Partnership from the Florida Project commencing on January 20, 1987 and continuing through the third anniversary of the initial opening to the general public of the Florida Project, Steven shall be paid.

(i) ***% of 100% of the Florida Project’s “gross revenues” received. The definition of “gross revenues” shall be the same as applicable to the computation of MCA’s special fee in Paragraph 20(a) of the Partnership Agreement attached hereto as Exhibit “A”; plus

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(ii) ***% of 100% of the gross real estate rentals received (excluding expenses actually borne by the third parties to the extent that it is not unusual in such transactions for third parties to bear them) by the Partnership or any Affiliate from third parties as rent for all or any part of the Florida Project. If the Partnership itself or any of the Affiliates develops the land (other than by making infrastructure type improvements as described in (iv), below) for uses other than the themed attraction and studio uses (such as restaurants and stores which can be entered without going through the themed attraction admission gate, and hotels, office buildings and theaters) (which development is referred to herein as a “Partnership Commercial Development),” a fair-market rental value of the land shall be determined as imputed rent and Steven shall be paid ***% of 100% of such imputed rent in the same fashion as he would share in rentals from third party lessees; plus

(iii) ***% of 100% of the gross sales price received by the Partnership or any Affiliate from sales of land comprising the Florida Project.

(iv) If the Partnership or any Affiliate makes any infrastructure type improvements (such as grading, streets, curbs, utility installations and the like) to any of the commercial land within the Florida Project (i.e., the areas of the Florida Project outside the gated areas and the parking areas directly relating to the activities on the gated areas) the following procedure shall be applicable:

((a)) The value of the affected commercial land shall be ascertained as of the time immediately prior to the making of the improvements (and without regard to the fact that improvements were to be made); there shall be added to the aforementioned value the costs incurred by the Partnership or its Affiliate in making the infrastructure improvements to arrive at a presumed total value of the affected commercial land including the infrastructure improvements; the aforementioned costs of the infrastructure improvements shall then be divided by the above-referenced presumed total value to arrive at a “Specified Percentage”.

((b)) Thereafter the Partnership or its Affiliates shall be entitled to recoup (over whatever period it takes to effect full recoupment) the entire costs of the infrastructure improvements (as above-described) plus interest at the rate provided in Paragraph 11c hereof on the unrecouped balance of such

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costs from the date of expenditure until recoupment. The recoupment shall be from the Specified Percentage of what would otherwise be the gross real estate rentals and/or gross sales price of any of the commercial land (whether or not directly affected by said improvements) in which Steven would participate. Steven’s percentage shall be based upon, and payable out of, the balance which remains after subtracting such recoupment. Any amounts received by the Partnership or its Affiliate pursuant to these provisions shall be applied first to the interest factor and to the extent the amounts are insufficient to cover the interest factor, then there shall be a compounding of interest on a quarterly basis.

((c)) The Partnership or its Affiliate shall make all the determinations and calculations required to give effect to the above provisions and if made in good faith they shall be binding upon Steven.

((d)) None of the provisions of subparagraphs ((a)) through ((c)) above shall be applicable to any infrastructure or other improvements made by the Partnership or any Affiliate on any Partnership Commercial Development. In determining the fair market rental value of the land of such Partnership Commercial Development for the purposes of the imputed rent specified in paragraph 11a (ii), the land shall be valued as raw land and such value shall not take into account any infrastructure improvements which may have been made or which may thereafter be made.

b. Subsequent to the above three-year period as to the Florida Project and for all years during the term of this agreement as to Comparable Projects, Steven shall be paid ***% of 100% of the gross revenues, gross rentals, sales price, etc. instead of the above-provided ***%. If the cost of the Florida Project’s construction exceeds the “originally contemplated cost” by ***% or more, ***% out of the ***% participation referred to herein with respect only to the Florida Project shall, for a period of five years from the conclusion of above three-year period, at the Partnership’s election be deferred. The “originally contemplated cost” is $***, which represents the project capital expenditures (exclusive of land costs), related fees and construction interest expense for the Project’s construction up to the third anniversary of the opening, as provided in the Projection for Revised Base Case to Steven’s representatives. The “cost of construction” refers to the amounts actually incurred for the same types of costs for the same period.

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c. The deferred ***% specified in subparagraph b above shall be accrued and payable out of an additional ***% of gross revenues, gross rents, sales price, etc., of the Florida Project commencing in year nine and continuing until paid. Such accrued amounts shall bear interest as in the case of MCA’s deferred special fees in the manner set forth in Exhibit “B”, attached hereto. If MCA is at any time accorded a more favorable interest rate for its deferred special fee, interest on the amounts set forth in this paragraph shall be paid at such more favorable rate. (The Partnership, of course, can accelerate such payments.)

d. Steven will be entitled to quarterly accountings and payments based thereon within 45 days from the end of each quarter.

e. Except as provided in the remainder of this Paragraph 11e, the payment to Steven of ***% of the Project’s revenues specified above in this Paragraph 11 shall, subject to Paragraphs 13e and l4e, apply also to Comparable Projects which are initially opened while Steven has an obligation to render consulting services hereunder (as the term of his obligation to render consulting services may be extended pursuant to Paragraph 13). As to Comparable Projects outside the United States and Canada which are initially opened while Steven has an obligation to render services hereunder (as the term of his obligation to render services may be extended pursuant to Paragraph 13) (and are not exempted by Paragraphs l3e or 14e), in which the Partnership and/or any Affiliate(s) do(es) not own or control at least 50% of the equity thereof, in lieu of all other sums provided above in this Paragraph 11, Steven shall receive a participation in the gross revenues, gross rentals and sales price, etc., of such Comparable Project determined by multiplying *** times the ratio that the Partnership’s (and/or any Affiliate’s) equity in such a Comparable Project bears to 50% but in no event shall Steven’s participation be less than 1*** % of 100% of the gross revenues, gross rentals, sales price, etc., of such Comparable Project. For example, if the Partnership and the Affiliates own 35% of the equity of a Comparable Project, then Steven shall receive ***% of 100% of the gross revenues, gross rental, sales price, etc., of such Comparable Project. “Gross revenues” of such Comparable Project shall be defined as set forth in Exhibit “A”, as if the Partnership was the sole owner and operator of such Comparable Project. Notwithstanding the foregoing, if the Partnership and the Affiliates have less than 50% of the equity in a Comparable Project, and Steven feels that the participation set forth in the formula set forth above leaves

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the Partnership and/or its Affiliates in a better position compared to Steven than it has at the Florida Project, taking all considerations into account (including the capital investment of the Partnership), Steven shall have the right to initiate an arbitration to determine the appropriate participation (which shall not be less than ***% of 100% nor more than, ***% of 100% of the gross revenues, gross rentals, sales price, etc.) which will leave Steven in at least the same relative financial participation compared to the Partnership (and/or its Affiliates) as Steven has in the Florida Project. The arbitration shall be conducted as provided in Paragraph 4b. There shall be no reduction (i.e., no lower percentage comparable to that provided in paragraph 11a) in the percentage payable to Steven with respect to Comparable Projects outside the United States and Canada during the first three years.

12. Vesting. Steven has, as of January 20, 1987, earned the right to receive the ***% of 100% of the gross revenues, gross rentals, sales price, etc., from the Florida Project specified in Paragraph 11a (which means that such compensation is “vested”`). The term “vest” and “vested” as hereinafter used in this Agreement means Steven cannot be deprived of payments which are “vested”` by reason of Steven’s death or disability or by reason of Steven’s default. The term “conditionally vested” as hereinafter used in this Agreement means that Steven cannot after such conditional vesting be deprived of payments which are “conditionally vested” by reason of Steven’s death or disability or by reason of Steven’s default unless such default is substantial and is either not correctable or is not corrected after written notice and a fair and reasonable opportunity to cure. Steven’s right to receive the balance of the compensation to which he is entitled from the Florida Project (i.e., the difference between ***% and ***%) shall be conditionally vested if this Agreement has not been terminated as a result of Steven’s material breach and Steven is not then deceased or permanently and substantially mentally disabled on the opening of the themed attraction at the Florida Project. Similarly his right to be paid ***% of the compensation to which he is entitled from any Comparable Projects is vested now and therefore governed by the first sentence of this Paragraph 12, and his right to be paid the additional remaining compensation to which he is entitled from the particular Comparable Project shall become conditionally vested with respect to each such Comparable Project if this Agreement has not been terminated as a result of Steven’s material breach and Steven is not then deceased or permanently and substantially mentally disabled on the date the themed attraction at such Comparable Project is initially opened to the general public. Nothing set forth above deprives the Partnership of its right to damages (and its offset rights at law or in equity, if any) in the event of Steven’s material breach hereof. This Paragraph is subject to Paragraphs 14-16 of this Agreement.

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13. Option. Except as provided below, Steven’s obligation to render consulting services hereunder shall terminate one year after the opening of the Florida Project and, provided there is such a termination, the provisions of Paragraphs 5, 6 and 7 shall terminate 3 years after the termination of Steven’s obligation to render consulting services. Steven’s right to receive compensation with respect to the Florida Project and all Comparable Projects which are opened more than one year prior to the date he ceased to have an obligation to render consulting services hereunder shall continue perpetually, subject only to the termination provisions of Paragraph 14 and to the provisions of Paragraph 16 with respect to public offer and private sale. The Partnership and Steven shall have the rights set forth below to continue the terms and provisions of this Agreement with respect to Steven’s services and exclusivity on the terms and conditions set forth below:

a. Subject only to the provisions of Paragraph 14, the Partnership shall have an unlimited number of consecutive options (each referred to as an “Extension Option”) to extend Steven’s obligation to render consulting services for one additional year (an “Extension Year”) provided that an option for a later option year may not be exercised unless the option under Paragraph 13a or 13b for the immediately preceding option year was exercised and provided further that there has not been a “change of control” of MCA or of any successor to MCA’s interest in the Partnership prior to the commencement of such Extension Year. A “change of control” shall be defined as set forth in Exhibit “C” attached hereto. The Partnership shall be deemed conclusively to have exercised the Extension Option unless the Partnership shall have given to Steven a written notice of the declination to exercise such option which declination in order to be effective must be given at any time no more than one year, nor less than 60 days prior to the date on which Steven’s obligation to render consulting services terminates, as such date may be extended by exercise of the Extension option in the previous year. If the Partnership exercises the Extension option for any Extension Year, the Partnership guarantees to Steven that the compensation for such Extension Year with respect to the Florida and all Comparable Projects shall in the aggregate equal or exceed the lesser of ***% of the amount paid to Steven in the year prior to the Extension Year (based upon- the provisions of Paragraph 11, and without regard to any additional amounts paid in such prior year based upon this Paragraph 13a) or $*** for an Extension Year which begins after the third anniversary of the initial opening to the general public of the Florida Project, and $***for an Extension Year which begins prior to such third anniversary, payable no later than 45 days after the end of such Extension

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Year. If the Florida Project or any Comparable Project which was open at any time during the year prior to the Extension Year is closed or its operations curtailed during the Extension Year, the ***% figure and the $***or $*** figure shall each be equitably reduced.

b. Subject only to the provisions of Paragraph 14, if the Partnership does not exercise (or does not have the right to exercise) its Extension Option, Steven shall have the option(s) (“Steven’s Option”) for such year and each year thereafter (until he does not exercise such option) to extend his obligation to render consulting services for an additional Extension Year, by written notice to the Partnership given no later than the commencement of such Extension Year. The Partnership shall not guarantee Steven any minimum compensation for any Extension Year for which the Partnership does not exercise the Extension Option.

c. Steven’s obligations set forth in Paragraphs 5, 6 and 7 shall continue until the third anniversary date following termination of Steven’s obligation to render consulting services, as it may be extended pursuant to the provision of Paragraphs 13a and 13b above.

d. Notwithstanding anything to the contrary set forth above, the provisions of Paragraph 4 will continue in perpetuity, but the Partnership agrees that in exercising its rights under Paragraph 4 after Steven no longer has an obligation to render consulting services, Steven’s name cannot be used in a manner which states or implies that he is then rendering services on the Florida Project or on any Comparable Project.

e. Following a termination, notwithstanding Paragraphs 9 and 12, Steven will have no interest of any kind, or right to receive compensation (other than accrued compensation) with respect to any Comparable Project as to which the themed attraction is opened anytime after the date which is one year prior to the date Steven’s obligation to render consulting services terminates. Furthermore, from and after the date Steven ceases to be obligated to render services by reason of nonexercise (including by reason of not having the right to exercise) of the Extension Option or Steven’s Option, Steven will have no further rights under Paragraphs 16 and/or 21.

f. The provisions of this Paragraph 13 shall have no force or effect whatsoever unless Steven is alive on the date his services would otherwise terminate under any provisions of this Paragraph 13.

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14. Termination. The “Termination Date” is defined to be the first to occur of December 31, 2005 or the 15th anniversary of the opening to the general public of the Florida project themed attraction except that if prior to what would otherwise be the Termination Date a Comparable Project is opened while Steven has an obligation to render consulting services hereunder, the Termination Date shall be the first to occur of December 31, 2010 or 20th anniversary from said opening of the Florida Project. A Comparable Project shall be deemed “opened” on the date the themed attraction located therein is initially opened to the general public. If on the Termination Date Steven has an obligation to render consulting services, Steven shall have the right to give a notice any time on or after the Termination Date that his obligation to render consulting services will terminate 90 days after the giving of such notice. If on the Termination Date (or at any time thereafter) Steven does not have an obligation to render consulting services, Steven shall have the right, exercisable by notice, to terminate his right to receive compensation hereunder 90 days after the giving of such notice. (The date 90 days after Steven gives notice pursuant to either of the preceding sentences is referred to below as the “Stop Date”.) If Steven does so terminate his obligation to render consulting services or his right to receive compensation, the following consequences will apply:

a. His interest in the Florida Project and in all Comparable Projects (including without limitation his right to receive any compensation under Paragraph 11 or otherwise which would otherwise accrue after the Stop Date) will be extinguished as of the Stop Date and thereafter the Partnership will have no further payment obligation except to pay amounts which accrued before the Stop Date and except as provided in Paragraph 14b. Furthermore, from and after the date Steven gives the notice specified above, Steven will have no further rights under Paragraphs 16 and/or 21.

b. The Partnership will pay Steven the fair market value of his interest in the Florida Project and in all Comparable Projects which were open to the general public as of the date which is one year prior to the Stop Date (i.e., the then present value of the anticipated payments to Steven computed as if there had been no termination under this Paragraph 14) which will be determined, if the parties cannot agree after good faith negotiations, by a binding appraisal procedure involving two national public accounting firms each designated by one of the parties and a third national public accounting firm selected by the other two firms. Subject to the foregoing, the appraisal will be conducted as an arbitration pursuant to Paragraph 20.

c. The provisions of Paragraphs 5, 6 and 7 (if still effective) will terminate 5 years from the Stop Date.

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d. The provisions of Paragraph 4 will continue in perpetuity after the Stop Date but the Partnership agrees that in exercising its rights under Paragraph 4 after the termination of Steven’s services, Steven’s name cannot be used in a manner which states or implies that he is then rendering services on the Florida Project or on any Comparable Project.

e. Notwithstanding Paragraphs 9, 11 and 12, Steven will have no interest of any kind, or right to receive compensation with respect to, any Comparable Project as to which the themed attraction is opened within one year before or anytime after the Stop Date, nor will Steven have any further obligation to render consulting services on any such Comparable Project.

15. Changes. Subject to the provisions of Paragraphs 13 and 16, Steven’s rights and obligations with respect to the Florida Project and Comparable Projects will not be affected by change of ownership (e.g., the Partnership or the Affiliates ceasing to be the owner thereof) whether such change affects all or any of the Florida Project and/or Comparable Projects and Steven will perform his obligations to the new owner[s] of the Project or Projects as to which there was a change of ownership. In performing his obligations to the new owners, Steven will have the right to choose which representative of new owners he will consult with (which right shall not be used to frustrate his obligation to render consulting services) and he will have no obligation to render services to any new owners or to the Partnership in the event of a change of control of either of the Partners or any Affiliates to a greater extent or different nature than as previously rendered to the Partnership. If the Partnership and its Affiliates transfer ownership in the Florida Project and any existing Comparable Projects as a unit to a new owner, provided that as of the date of such change of ownership, the financial condition of the new owner reasonably appears to Steven to be sufficiently strong to enable the new owner to comply with its obligations to Steven and such new owner assumes for Steven’s benefit all of the Partnership’s obligations to Steven in writing, Steven will look solely to the new owner for any obligations accruing or arising after said date and the guarantees by MCA Inc. and Cineplex Odeon Corporation referred to in Paragraph 22 will terminate. Except as set forth above, no transfer of ownership shall affect the rights and obligations of the parties.

16. Public Offering; Private Sale. The following shall apply each time there is a private sale or a public offering (whether primary, secondary, or a combination) of all or any portion of either or both Partner’s (and/or any Affiliate’s) equity in the Florida Project or any Comparable Project other than a sale of substantially all such Partner’s (or Affiliate’s) assets or a spinoff or corporate reorganization which does not constitute

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principally a sale of the Florida Project or any Comparable Project, to the extent either or both Partners (and/or any Affiliates) realize proceeds therefrom (as distinguished from using the proceeds in connection with the Project) which reduce their budgeted investment below the amount contemplated at the first to occur of commencement of construction of the Project or becoming substantially committed to develop the particular project (“Base Capital Investment”). For each such sale during Steven’s lifetime, Steven shall have the right, subject to paragraphs 13(e) and 14(a) and to an underwriter’s out if the Partners or Affiliates are not themselves realizing cash out of the offering, to value his compensation rights (in equity terms) in the Florida Project or Comparable Projects being sold, in a manner specified in good faith by the Partnership. Then, subject to and upon consummation of the sale, Steven shall have the right to sell in such public offering or private sale the portion of his compensation rights that equals the same percentage that the Partners’ (and Affiliates’) equity ownership being sold bears to their total equity ownership, but in determining the applicable percentage only the portion of the Partners’ and Affiliates’ equity ownership which reduces their investment below the Base Capital Investment will be considered as being sold. Steven recognizes that it may be necessary to adhere to tight time schedules and upon reasonable notice agrees to follow the procedures and methods for the conversion and for the public offering as may be reasonably specified by the Partnership in consultation with the underwriters. If Steven elects to convert and sell any of his compensation rights in any sale, Steven will bear his proportionate share of all fees and expenses of such sale and will be required to be bound by such undertakings as are normally applicable to a seller in his position. The parties will make necessary representations normal for such transactions and execute customary cross-indemnification agreements. If Steven does not agree with the Partnership’s valuation of his compensation rights sold, or to be sold, he shall be entitled to submit the matter to arbitration as provided in Paragraph 14b. The arbitrators in any such arbitration shall be empowered to adjust Steven’s remaining compensation rights or to afford other appropriate relief so that the compensation rights sold, or to be sold, are accurately valued. Steven’s will continue to be obligated under all the provisions of this Agreement without regard to his exercise of any rights under this Paragraph 16.

17. Abandonment. Although the Partnership has every intention of opening and operating the Florida Project, the Partnership retains all decision making rights in connection therewith, including the rights to abandon the themed attraction and/or the studio prior to, or subsequent to, opening. However, Steven’s rights to participate in revenues from land sales or rentals shall not be affected by such abandonment. Furthermore, if the Florida Project themed attraction is not opened by

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December 31, 1999 (which date is subject to extension for delays caused by force majeure, acts of God, or the like), if Steven so elects all of Steven’s rights and obligations shall automatically terminate except Paragraph 10 shall continue to be applicable and Steven shall continue to be entitled to receive all compensation provided in this Agreement with respect to revenue from land sales or rentals; the failure to open any Comparable Project by any particular date will not have a similar consequence.

18. Other Exploitation. Except as may be expressly set forth in this Agreement to the contrary, nothing in this Agreement prevents or restricts the production, distribution, exhibition and exploitation of any motion picture, television production or other audio visual production or the sales or rental of copies thereof or the exploitation of any publishing, merchandising or any other exploitation in any manner or media of any rights of any kind of nature now or hereafter known.

19. Insurance; Indemnity. Steven, his companies, and their employees will be covered by all relevant Partnership insurance policies applicable to the Florida Project with respect to their involvement with the Florida Project and each Comparable Project. The Partnership will defend and indemnify Steven, his companies, and their employees with respect to any claims of any nature which may be asserted by reason of, related to, occasioned by or occurring as the result of the Florida Project or any Comparable Project. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

20. Arbitration. If there is any dispute arising under or in connection with this Agreement, the dispute shall be resolved by binding arbitration in Los Angeles County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitration tribunal may be enforced in any court of competent jurisdiction.

21. Investment Opportunities. Steven shall have the right during his lifetime (but subject to Paragraphs 13e and 14a) either personally or through an affiliate (as defined in Paragraph 23) to invest in any further real estate development activities of the Partnership or its Affiliates which are part of the Florida Project or of any Comparable Project. Steven’s right, pursuant to the foregoing, shall be to acquire up to ***% of the interest which would otherwise be acquired by the Partnership and its Affiliates and shall be on the same terms and conditions as applicable to the Partnership or its Affiliates except, with the approval of the other parties involved which the Partnership will use reasonable efforts to procure if not inconsistent with the goals and intentions of such development, Steven’s liability will not be joint and several but will only be several.

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22. Priority and Guarantee. The Partnership represents that (except as may be required by law) Steven’s interest in the Florida Project and Comparable Projects will have priority over the interest of all financiers, lenders and others who may have an interest in such project, but Steven’s priority over the lenders on any particular project will only apply with respect to compensation payable to Steven on account of revenues generated by that project. The Partnership or its Affiliates will notify all lenders of Steven’s priority and attempt to secure for Steven acknowledgment by the lenders of Steven’s priority. If prospective lenders for a Comparable Project (or a proposed Comparable Project) decline to make a satisfactory loan because of Steven’s priority, Steven will deal in good faith with the Partnership or its Affiliates in an effort to tailor a substitution for such priority. By their signatures below, MCA Inc. and Cineplex Odeon Corporation each guarantee, jointly and severally, the performance by the Partnership of the Partnership’s obligations to Steven.

23. Successors. Steven may not assign his rights except to an affiliate of Steven’s which affiliate will be similarly restricted. For this purpose, an affiliate is a trust controlled by Steven and/or any immediate family member for his benefit or the benefit of his immediate family and/or his or their heirs and also includes a corporation substantially all the stock of which is beneficially owned and/or controlled by Steven and/or his heirs or immediate family. This Agreement is binding upon, and subject to the preceding sentence, inures to the benefit of the respective successors and assigns and, in Steven’s case, heirs of the parties. Without derogating from the generality of the foregoing, the provisions of Paragraphs 4, 6 and 7 shall survive Steven’s death and shall be binding upon Steven’s successors, assigns and heirs.

24. Construction. This Agreement is binding upon the parties. The parties recognize that this Agreement does not contain all the express detailed provisions which would be appropriate for the arrangements contemplated hereby, and accordingly, it may be necessary to construe and apply the provisions hereof to situations not expressly covered. This Agreement will be construed and applied in an even-handed manner, without regard to which party suggested or drafted particular language, and recognizing that it was arrived at after good faith bargaining between parties who possess comparable bargaining power.

25. Public Disclosure. This Agreement shall remain confidential and treated as a trade secret at all times, subject to disclosure only as required by law to comply with the requirements of the Securities Act of the United States or of any state thereof, or of any jurisdiction in which Comparable Project is situated or the terms of a valid subpoena or order issued by a

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court of competent jurisdiction or by a judicial or administrative agency or legislative body or committee, after the parties have taken all lawful steps to prevent or, if that is not possible, to limit such disclosure by the terms of an appropriate protective order. No party shall divulge the terms and conditions of this Agreement to any other person or entity, nor to its own employees, except the minimum number of employees and to the minimum extent necessary in the conduct of its business. No party shall issue any press release or announcement of relating to the terms of this Agreement or to the services rendered by Steven except as expressly permitted pursuant to this Agreement, without the other party’s approval of the content and timing of such announcement.

/s/ Steven Spielberg	UNIVERSAL CITY FLORIDA PARTNERS,
Steven Spielberg
	by	Cineplex Holdings, Inc.

		by	/s/

	by	Universal City Property Management Company

		by	/s/

17.

GUARANTEE

As an inducement to Steven to execute the foregoing Agreement and in consideration thereof, the undersigned, jointly and severally, guarantee to Steven, his successors and assigns, the full prompt and faithful performance by the Partnership of all of the Partnership’s obligations to Steven under the Agreement.

The undersigned, jointly and severally, waive acceptance, demand, notice of acceptance, and all other notices to which they may be entitled. No modification of the Agreement and no indulgence or change in terms of performance under the Agreement shall release the undersigned from this guarantee. Each of the undersigned agree that Steven may proceed against either or both of the undersigned for all amounts due under the Agreement or performance of other obligations therein provided without taking any action against the Partnership or any Partner or any other party or proceeding against or applying any security he may hold. The undersigned consent to be joined as party to any arbitration conducted pursuant to the foregoing Agreement and that judgment on any award in any such arbitration may be enforced against the undersigned in any court of competent jurisdiction.

Dated: November 4, 1988

MCA INC.		CINEPLEX ODEON CORPORATION

By:	/s/	By:	/s/

Exhibit “A”

20. MCA’s Special Fee.

(a) The term “gross revenues” shall for purposes of this Agreement mean gross revenues received by the Partnership or any successor operator of the Tour and of the Studio, from all phases of the Tour and Studio after excluding sales tax, rebates, refunds, discounts, credit card commissions, non-cash tradeouts, all as determined in accordance with generally accepted accounting principles. Without derogating from the generality of the foregoing, gross revenues includes gross revenues received from activities which have a clear genesis in the Tour and/or Studio, such as from “Universal Orlando Tour” T-shirts, whether sold on or off the Site. Gross revenues shall not include amounts received from the sales and leasing of land outside the Project Site, hotels, restaurants and the like to which customer access may be readily obtained without admission to the Project (even if accessible also through the Project), the sale of fixtures or equipment, receipt of insurance proceeds (other than business interruption type of proceeds), nor shall it include amounts received under corporate sponsorship deals. In those instances in which the Partnership grants licenses, concessions or similar rights in connection with the Project, the gross revenues received by the licensee, concessionaire or similar entity shall, for the purposes of this Section 20, be deemed gross revenues received by the Partnership and any “key money,” license fee, commission or other consideration paid to the Partnership by such licensee, concessionaire or similar entity shall not be included in the Partnership’s gross revenues.

Exhibit “B”

The Special Fee shall not be payable but shall accrue (together with interest at the floating Prime compounded monthly) until the date

Prime is defined as the prime or reference rate quoted from time to time by Bank of America.

Exhibit “C”

Change in Control:

For the purpose of this Agreement, a “Change in Control” shall be deemed to have occurred only if individuals who, as of the date hereof, constitute the Board of Directors of MCA INC. (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of MCA INC. (or of any successor to MCA INC. by merger, consolidation, reorganization, sale of assets or otherwise or of any corporation or other entity that directly or indirectly controls a majority of the outstanding voting securities of MCA INC.), provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by MCA INC.’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of MCA INC., as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.